Exhibit 10.1

AMENDMENT TO
EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) dated as of December 15, 2008 (“Amendment Effective Date”) among Krispy Kreme Doughnut Corporation, a North Carolina Corporation (“KKDC”), Krispy Kreme Doughnuts, Inc., a North Carolina Corporation (the “Company” and together with KKDC, the “Companies”) and James H. Morgan (the “Executive”).

WHEREAS, the Companies and the Executive are parties to an Employment Agreement dated as of February 27, 2008 (the “Agreement”);

WHEREAS, the Companies and the Executive wish to amend the Agreement as set forth herein in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Companies and the Executive hereby agree as follows:

1. The following paragraph is added at the end of Section 13.14 of the Agreement:

“With respect to any reimbursement or in-kind benefit arrangements of the Companies and their subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Companies.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  Any tax gross-up payment under this Agreement shall be made to the Executive not later than the end of the Executive’s taxable year next following his taxable year in which he remits the related taxes.”

2. Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

3. All questions concerning the construction, validity and interpretation of this Amendment and the Agreement shall be construed and governed in accordance with the laws of the state of North Carolina, without regard to principles of conflict of laws.

4. This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

KRISPY KREME DOUGHNUT CORPORATION

By: /s/ Kenneth J. Hudson
Printed Name: Kenneth J. Hudson
Title: SVP Human Resources
KRISPY KREME DOUGHNUTS, INC.

By: /s/ Douglas R. Muir
Printed Name: Douglas R. Muir
Title: Chief Financial Officer

/s/ James H. Morgan
James H. Morgan